Exhibit 99.1 MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020

Exhibit 99.1 MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 CONTENTS INDEPENDENT AUDITOR’S REPORT .................................................................................................... 1 CONSOLIDATED FINANCIAL STATEMENTS CONSOLIDATED BALANCE SHEETS .............................................................................................. 3 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME .......................................................................................................................................... 4 CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT ................................................. 5 CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................................................... 6 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................................................. 7

Exhibit 99.1 (Continued) 1. Crowe LLP Independent Member Crowe Global INDEPENDENT AUDITOR’S REPORT The Board of Directors and Stockholders MidOcean Hunter Holdings, Inc. and Subsidiaries Memphis, Tennessee Report on the Financial Statements We have audited the accompanying consolidated financial statements of MidOcean Hunter Holdings, Inc. and Subsidiaries, the “Company,” which comprise the consolidated balance sheets as of October 29, 2021 and October 30, 2020, and the related consolidated statements of operations and comprehensive income, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

2. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MidOcean Hunter Holdings, Inc. and Subsidiaries as of October 29, 2021 and October 30, 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. /s/ Crowe LLP Franklin, Tennessee December 15, 2021 except for Note 17 – Revisions to Previously Issued Consolidated Financial Statements, as to which the date is April 11, 2022.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) See accompanying notes to consolidated financial statements. 3. ASSETS 2021 2020 Current assets: Cash $ 30,525 $ 26,562 Accounts receivable (less allowance for doubtful accounts and sales returns of $2,419 and $3,950, respectively) 52,520 67,699 Inventories, net 83,292 52,880 Income taxes receivable 1,565 - Prepaid expenses and other current assets 7,609 6,649 Total current assets 175,511 153,790 Property and equipment, net 15,990 14,896 Goodwill 102,711 102,711 Intangible assets, net 11,461 13,602 Long-term deferred tax asset, net 1,700 1,868 Long-term assets of discontinued operations 198 198 Other noncurrent assets 2,849 2,797 Total assets $ 310,420 $ 289,862 LIABILITIES AND STOCKHOLDERS’ DEFICIT Current liabilities: Accounts payable $ 25,462 $ 26,540 Accrued expenses 25,073 31,883 Income taxes payable - 1,315 Current portion of long-term debt 4,250 5,200 Current liabilities of discontinued operations 307 310 Total current liabilities 55,092 65,248 Long-term liabilities: Long-term debt, less current portion 411,469 231,642 Other long-term liabilities, less current portion 892 893 Pension and other postretirement benefit obligations 6,489 12,086 Long-term liabilities of discontinued operations 347 347 Total long-term liabilities 419,197 244,968 Stockholders’ equity (deficit): Common stock, $0.01 par value, 200,000 shares authorized, 99,131 and 99,131shares issued and outstanding (net of 2,871 shares held in treasury) at October 29, 2021 and October 30, 2020 1 1 Series A preferred stock, $0.01 par value, 10,000 shares authorized, and 0 shares issued and outstanding at October 29, 2021 and October 30, 2020 - - Additional paid-in capital - 74,964 Accumulated deficit (161,017) (89,218) Accumulated other comprehensive loss (2,853) (6,101) Total stockholders’ deficit (163,869) (20,354) Total liabilities and stockholders’ deficit $ 310,420 $ 289,862

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME Years Ended October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) See accompanying notes to consolidated financial statements. 4. 2021 2020 Net sales $ 353,753 $ 324,379 Cost of sales 215,191 197,736 Gross profit 138,562 126,643 Selling, general, and administrative expenses 87,781 59,841 Other (income)/expenses: Interest expense 31,240 22,656 Management fees and advisory services 1,094 1,137 Interest income (11) (11) Other (income)/expense (112) 1,418 Total other expenses 32,211 25,200 Income from continuing operations before income tax and discontinued operations 18,570 41,602 Income tax expense 4,853 9,070 Income from continuing operations 13,717 32,532 Net loss from discontinued operations – (net) of tax benefit of $7 and $191 (18) (519) Net income 13,699 32,013 Other comprehensive income (loss), net of tax: Foreign currency translation (net of tax of $148 and $231) 401 (625) Foreign currency exchange contract (net of tax of $264 and $620) (712) 1,676 Foreign currency (311) 1,051 Pension liability adjustments: Net gain (loss) (net of tax expense/benefit of $1,170 and $647) 3,141 (1,751) Amortization of prior service cost (net of tax benefits of $3 and $3) 7 7 Amortization of net loss (net of tax benefits of $143 and $168) 411 454 Pension liability adjustments 3,559 (1,290) Total other comprehensive income (loss) 3,248 (239) Comprehensive income $ 16,947 $ 31,774

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Years Ended October 29, 2021 and October 30, 2020
(Dollars in thousands, except per share data)

	Common Stock		Treasury Stock		Series A Preferred Stock	Additional Paid-In	Accumulated	Other Comprehensive Income	Accumulated
	Shares	Amount	Shares	Amount	Amount	Capital	Deficit	(Loss)	Total
Balance, November 1, 2019	101,195	$ 1	(1,854)	$ -	$ -	$ 75,966	$ (59,989)	$ (5,862)	$ 10,116
Net income	-	-	-	-	-	-	32,013	-	32,013
Foreign currency translation	-	-	-	-	-	-	-	(625)	(625)
Unrealized gain on foreign currency exchange contract	-	-	-	-	-	-	-	1,676	1,676
Pension and other postretirement benefit plan	-	-	-	-	-	-	-	(1,290)	(1,290)
Stock option exercise/repurchase	807	-	(807)	-	-	(797)	-	-	(797)
Common stock repurchase	-	-	(210)	-	-	(210)	-	-	(210)
Dividend payment	-	-	-	-	-	-	(61,241)	-	(61,241)
Share-based compensation	-	-	-	-	-	5	-	-	5
Balance, October 30, 2020	102,002	1	(2,871)	-	-	74,964	(89,217)	(6,101)	(20,353)
Net income	-	-	-	-	-	-	13,699	-	13,699
Foreign currency translation	-	-	-	-	-	-	-	401	401
Unrealized gain on foreign currency exchange contract	-	-	-	-	-	-	-	(712)	(712)
Pension and other postretirement benefit plan	-	-	-	-	-	-	-	3,559	3,559
Dividend payment	-	-	-	-	-	(74,964)	(85,499)	-	(160,463)
Balance, October 29, 2021	102,002	$ 1	(2,871)	$ -	$ -	$ -	$ (161,017)	$ (2,853)	$ (163,869)

See accompanying notes to consolidated financial statements.

5.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) See accompanying notes to consolidated financial statements. 6. 2021 2020 Cash flows from continuing activities: Net income $ 13,699 $ 32,013 Net loss from discontinued operations 18 519 Net income from continuing operations 13,717 32,532 Adjustments to reconcile net income to net cash from operating activities: Depreciation 5,480 5,011 Amortization of intangibles 2,141 2,471 Amortization of original issue discount 294 - Amortization of deferred financing costs 2,006 2,441 Write-off of unamortized deferred financing costs 3,926 - Loss on disposal of property and equipment 9 63 Deferred income taxes (1,033) (202) Share-based compensation expense - 5 Change in assets and liabilities (net of business acquired): Accounts receivable 15,179 (23,933) Inventories (30,412) (15,788) Accounts payable (1,079) 9,398 Other assets and liabilities (11,400) 13,373 Net cash from operating activities from continuing operations (1,172) 25,371 Net cash from operating activities from discontinued operations (18) (519) Net cash from operating activities (1,190) 24,852 Cash flows from investing activities: Proceeds from sale of property and equipment 7 93 Expenditures for property and equipment net of proceeds (6,591) (7,339) Net cash from investing activities (6,584) (7,246) Cash flows from financing activities: Dividend payment (160,463) (61,241) Common stock redemption - (1,007) Repayments of term loan (329,739) (4,900) Proceeds from borrowing term loan 510,750 60,000 Financing cost payment (8,811) (2,134) Repayments of borrowings under revolving credit facility (34,000) (14,000) Proceeds from borrowings under revolving credit facility 34,000 14,000 Net cash from financing activities 11,737 (9,282) Net increase in cash 3,963 8,324 Cash and cash equivalents - beginning of year 26,562 18,238 Cash and cash equivalents - end of year $ 30,525 $ 26,562 Supplemental disclosures of cash flow information: Interest paid $ 26,844 $ 18,589 Income taxes paid $ 9,425 $ 8,796 Supplemental schedule of non-cash flow investing and financing activities: Proceeds received from debt issuance was reduced by original issue discount totaling $4,250.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 7. NOTE 1 – THE MIDOCEAN ACQUISITION On April 16, 2007, pursuant to a merger agreement with MidOcean Hunter Holdings, Inc. (the “Company,” f/k/a Coolbreeze Holdings, Inc.) and Coolbreeze Acquisition Corp. (collectively, “MidOcean Hunter”), acquired all of the outstanding common stock of Hunter Fan Holdings, Inc. (“Hunter”) in a leveraged buyout transaction (the “MidOcean Acquisition”). The agreement was structured so that Coolbreeze Acquisition Corp. merged into Hunter, with Hunter as the surviving corporation and a wholly owned subsidiary of the Company. The initial purchase price was $332,500 and was funded by the issuance of $100,000 in common stock and the issuance of $220,000 in term loans and the advance of $12,500 under a revolving credit facility. The aggregate purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The excess of the purchase price over the net of the amounts assigned to the assets acquired and liabilities assumed was recorded as goodwill. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES Description of Business: The Company is a Delaware corporation and through its wholly owned subsidiaries is primarily engaged in the design and distribution of ceiling fans and ceiling fan accessories, thermostats, humidifiers, portable fans, bath fans, and air purifier products. As discussed in Note 15, the Company discontinued the operations of the Home Environment business unit, which includes thermostats, humidifiers, portable fans, bath fans, and air purifier products. Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Reporting Period: The Company ends its fiscal year on the Friday nearest October 31. Cash: Amounts on deposit at financial institutions in the United States of America are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to a limit of $250 per financial institution. As of October 29, 2021 and October 30, 2020, the Company had $29,038 and $25,233 on deposit at two financial institutions, respectively, in excess of the FDIC insurance limit and approximately $2,128 and $1,891, respectively, was on deposit with financial institutions located in Canada and Mexico. Revenue Recognition: The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service, or a bundle of goods or services, to the customer, and is the unit of accounting. A contract with a customer is an agreement which both parties have approved, that creates enforceable rights and obligations, has commercial substance and with respect to which payment terms are identified and collectability is probable. Once the Company has entered into a contract or purchase order, it is evaluated to identify performance obligations.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 8. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) For each performance obligation, revenue is recognized when control of the promised products is transferred to the customer, or services are satisfied under the contract or purchase order, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when each performance obligation is satisfied. All of the Company’s contracts have a single performance obligation. The transaction price includes variable consideration, such as rebates, allowances and returns, when it is probable that a significant reversal of revenue recognized will not occur. Variable consideration is determined using an estimate based upon historical experience and known trends, discussed further below. The Company’s revenues are for manufacture and sales of residential and industrial ceiling fans primarily within the United States with residential ceiling fans making up 92% and 94% of the revenue for 2021 and 2020, respectively. The Company’s performance obligations are recognized at a point in time when title, and risk and rewards of ownership, have transferred to the customer upon shipment or delivery depending on the terms of sale. The Company's revenue is short cycle in nature with shipments occurring within one year from order and does not include a material long-term financing component, implicitly or explicitly. Payment terms generally range between 15 to 90 days and vary by the location of the business, the type of products manufactured to be sold and the volume of products sold, among other factors. Shipping and handling fees charged to customers of approximately $775 and $570 in 2021 and 2020,respectively are reported within revenue and are not considered a separate performance obligation. Other than standard product warranty provisions, sales arrangements provide for no other significant post- shipment obligations on the Company. Standard warranty provisions are not considered a separate performance obligation. As noted above, the nature of the Company’s business gives rise to variable consideration including rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. The variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns or price concessions. Variable consideration is estimated at the most likely amount that is expected to be earned. Estimates of variable consideration are estimated based upon historical experience and known trends. Shipping and handling costs totaled approximately $14,000 and $11,000 during the years ended October 29, 2021 and October 30, 2020, respectively, and are reflected in cost of sales in the accompanying consolidated statements of operations. Accounts receivable, expected loss allowance for doubtful accounts and concentrations of credit risk: Accounts receivable is composed principally of trade accounts receivable, that arise from the sale of goods on account, and is stated at historical cost. A substantial portion of Hunter’s trade receivables are from Lowe’s, Home Depot and Amazon, whose financial condition is dependent on the construction and retail sectors of the economy. As a percentage of consolidated accounts receivable, Lowe’s was 21%, Home Depot was 19%, and Amazon was 17%. Hunter performs continuing evaluations of the financial condition of its customers. Trade receivables are recorded at the stated amount, less expected loss allowance for doubtful accounts and, when appropriate, for customer program reserves and cash discounts. The Company estimates uncollectible receivables based on such factors as its prior experience, its assessment of a customer’s ability to pay, the age of receivables outstanding, and specific known factors. The provision related to the expected loss allowance for doubtful accounts is recorded in Selling, general and administrative ("SG&A") expenses. The Company writes-off accounts receivable when they are deemed to be uncollectible.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 9. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) All accounts receivable amounts are expected to be collected in less than one year. The Company does not currently have customers or contracts that prescribe specific retainage provisions. Sales Incentives: The Company enters into contractual agreements with its customers for rebates, cooperative advertising, and other sales incentives on certain products it sells. The Company records these amounts as reductions of revenue (or as an operating expense for payments made for qualifying advertising expenses) and records a liability reflected as accrued expenses in the accompanying consolidated balance sheets. As these incentive amounts are determined when the contract is entered into, these incentives are recorded at the time the related revenue is recorded. Inventories: Inventories, virtually all of which are finished goods ready for sale, are valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Property and Equipment: Property and equipment are stated at cost net of accumulated depreciation. Depreciation is provided over the estimated lives of the related assets using the straight-line method for financial reporting purposes and accelerated methods for federal income tax purposes. The estimated useful lives for financial reporting purposes for the various classes of property and equipment are as follows: Estimated Useful Lives (in years) Building improvements 10 Machinery and equipment 3-10 Tools and dies 3-5 Furniture and fixtures 5-10 Goodwill and Other Intangible Assets: Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized, but is reviewed for impairment on an annual basis; more frequent reviews will be performed if management believes that events have occurred or circumstances have changed that might result in the fiar value being less than the carrying amount. The Company has one reporting unit and completes its annual impairment testing as of its fiscal year end. The Company uses both qualitative and quantitative approaches when testing goodwill for impairment. When determining the approach to use, the Company considers the current facts and circumstances, as well as the excess of estimated fair value over carrying value based on our most recent quantitative assessment. In addition, the qualitative approach evaluates industry and market conditions and various events that impact goodwill including, but not limited to, macroeconomic conditions, changes in the business environment and other specific events and circumstances. If, based on the qualitative assessment, we determine that it is more likely than not that the fair value is greater than its carrying value, then a quantitative assessment is not necessary. However, if a quantitative assessment is necessary, fair value is estimated using the expected present value of future cash flows and a market approach, which considers the pricing of comparable businesses. The Company performed qualitative assessments as of October 29, 2021 and October 30, 2020 and determined that indicators that the fair value of the reporting unit was less than the carrying value were not present. No impairment was recorded for years ended October 29, 2021 and October 30, 2020.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 10. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) Other intangible assets include trademarks, tradenames, patents, and customer relationships acquired in previous acquisitions. Their fair value was determined at the date of acquisition by an independent appraisal. Trademarks and tradenames represent the fair value of several tradenames owned by the Company, including the “Hunter” and “Casablanca” tradenames. Trademarks and tradenames are being amortized over the average remaining useful life of 20 years using the straight-line method. Patents represent the fair value of several patents owned by the Company. These patents have a weighted-average remaining legal life, which is shorter than their estimated economic life, of approximately 10 to 11 years and are being amortized over this period using the straight-line method. Customer relationships represent the fair value of several current customer relationships. These relationships were determined to have an average remaining life of 12 to 13 years and are being amortized over the applicable period using an accelerated method. The Company evaluates the remaining useful lives of the intangible assets annually and performs an impairment analysis whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If an impairment analysis is necessary, fair value of the other intangible assets is estimated using the expected present value of future cash flows. In 2021 and 2020, the Company recorded $0 in impairment charges. See Note 15 for further details on discontinued operations. Deferred Financing Costs: Deferred financing costs represent costs incurred related to the issuance of debt. These costs are amortized over the term of the credit agreements using the effective interest method. During the year ended October 29, 2021 the company incurred financing cost of $8,811 related to the Finance Agreements discussed in Note 6. As a result, unamortized financing costs totaling $3,926 were written off during the year ended October 29, 2021. As of October 29, 2021, and October 30, 2020 deferred financing costs total $4,263 and $1,834, respectively, net of accumulated amortization of $317 and $6,124, respectively. Amortization expense for the years ended October 29, 2021 and October 30, 2020, was $2,006 and $2,441, respectively. Accounting for the Impairment of Long-Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the book value of the asset may not be recoverable. The Company uses an estimate of future undiscounted net cash flows of the related assets over the remaining life in measuring whether the assets are recoverable. Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company accounts for uncertainty in income taxes and evaluates tax positions utilizing a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than- not recognition threshold by determining the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement and recognizing that amount in the financial statements. The Company’s policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. Research and Development: Research and development costs represent ongoing activities aimed at discovering and implementing new products and processes and improving existing products and processes. Research and development cost for the years ended October 29, 2021 and October 30, 2020 totaled $10,714 and $9,287, respectively and are reported in selling, general and administrative expense on the consolidated statement of operations and comprehensivie income.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 11. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) Product Warranties: Most of the Company’s products are under a one year warranty against defects in material and workmanship. Some products carry a limited lifetime warranty. Warranty costs, which are accrued as sales are recognized, are based on actual experience and management’s best estimate of defect rates. Warranty costs expected to be incurred beyond one year are classified in other long-term liabilities in the accompanying consolidated balance sheets. Warranty costs expected to be incurred in the next 12 months are classified in accrued expenses in accompanying consolidated balance sheets. As of October 29, 2021, and October 30, 2020, the current portion of warranty was $5,352 and $7,618, respectively. In 2021 and 2020, long term warranty was recorded as $892 and $893, respectively. The activity in the Company’s warranty liability account for the years ended October 29, 2021 and October 30, 2020, is as follows: 2021 2020 Balance, beginning of period $ 8,511 $ 5,222 Provision 6,885 9,141 Warranty claims (9,151) (5,852) Balance, end of period $ 6,245 $ 8,511 Pension and Postretirement Plans: The Company accounts for its defined benefit and postretirement plans in accordance with the authoritative guidance contained in Accounting Standards Codification (ASC) 715, Compensation-Retirement Benefits, and accordingly recognizes an asset or liability for the overfunded or underfunded status of the plan. The Company measures its plan assets and benefit obligations as of the date of its fiscal year end. Foreign Currency Translation: The financial statements of the Company’s foreign subsidiaries located in Canada, Brazil, and Mexico are measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. Translation adjustments are included as a separate component of stockholders’ deficit. Gains and losses from foreign currency transactions are included in net income. Foreign currency transaction losses of $21 and $2,823 for the years ended October 29, 2021 and October 30, 2020, respectively, are included in other expense. Net assets of the Company’s foreign subsidiaries approximated $4,786 and $3,127 as of October 29, 2021 and October 30, 2020, respectively. Sales related to the Company’s foreign subsidiaries approximated $8,586 and $7,927 for the years ended October 29, 2021 and October 30, 2020, respectively. Derivative Financial Instruments: The Company accounts for its derivative financial instruments in accordance with ASC 815, Derivatives and Hedging. Derivative instruments are recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of a derivative are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. On the date a derivative contract is entered into, the Company designates the derivative as (1) a fair value hedge, (2) a cash flow hedge, or (3) a foreign currency hedge.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 12. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) The Company engages primarily in derivatives classified as cash flow hedges, in which changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income (loss). The Company formally documents all relationships between hedging instruments and the hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in its cash flows of the hedged items. Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used by management in the evaluating uncertain tax positions and recording the related liabilities, recording of the allowance for doubtful accounts and sales returns, product warranty liabilities, pension and postretirement benefit obligations, inventory reserves, and in determining fair value in connection with management’s evaluation of impairment related to goodwill and other intangible assets. Actual results could differ from those estimates. Any changes in estimate are recognized in the period in which the new information becomes available to management. Share-Based Compensation: Compensation costs related to share-based payments are recognized in the consolidated financial statements. The amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. Fair Value of Financial Instruments: The carrying amounts of cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to the relatively short maturity of these instruments. The carrying value of debt approximates fair value due to its variable interest rates. Fair Value Measurements and Disclosures: The Company follows the authoritative guidance contained in ASC 820, Fair Value Measurements and Disclosures. Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing unrelated parties, other than in a forced liquidation or sale. The guidance establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data, and requires disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows: Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3: Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 13. NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued) Comprehensive Income: Comprehensive income consists of net income (loss), foreign currency translation adjustments and pension and postretirement benefit plan and is presented in the accompanying consolidated statements of stockholders’ equity (deficit). Business Combinations: The Company follows the authoritative guidance contained in ASC 805 related to business combinations. The Company did not have any business combinations in 2021 or 2020. Recent Accounting Pronouncements Not Yet Adopted: In February 2016, the Financial Accounting Standards Board (FASB) issued its new lease accounting guidance under which lessees will be required to recognize at the commencement date for all leases (with the exception of short-term leases): (a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. This standard will be effective for fiscal years beginning after December 15, 2019, with early application permitted. On October 2019, the FASB approved its proposal to delay the effective date for private companies through January 2021. On April 8, 2020, the FASB voted to again defer the effective date for private companies. The new lease standard is now effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect that the updated standard will have on the financial statements. NOTE 3 – INTANGIBLE ASSETS Intangible assets as of October 29, 2021 and October 30, 2020, consist of the following: Gross Net Carrying Accumulated Carrying Value Amortization Value October 29, 2021 Amortizable intangible assets: Customer relationships $ 42,068 $ (42,068) $ - Patents 8,425 (8,425) - Trademarks and tradenames 42,516 (31,055) 11,461 Total $ 93,009 $ (81,548) $ 11,461 October 30, 2020 Amortizable intangible assets: Customer relationships $ 42,068 $ (42,068) $ - Patents 8,425 (8,425) - Trademarks and tradenames 42,516 (28,914) 13,602 Total $ 93,009 $ (79,407) $ 13,602

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 14. NOTE 3 – INTANGIBLE ASSETS (Continued) Amortization expense related to the above intangible assets totaled $2,141 and $2,471 (of which $0 is recorded in “Loss from discontinued operations” in the consolidated statement of operations and comprehensive loss) for the years ended October 29, 2021 and October 30, 2020. The estimated future amortization expense for the Company’s fiscal years ending on or about October 30 for the following five years is as follows: Years Ending 2022 $ 2,142 2023 2,142 2024 2,137 2025 2,086 2026 2,086 Thereafter 868 $ 11,461 NOTE 4 – ACCRUED EXPENSES Accrued expenses are made up of the following components: 2021 2020 Salaries, wages and commissions $ 5,766 $ 6,509 Customer programming 8,552 11,609 Rent 1,267 1,337 Interest 99 1,635 Warranty reserve 5,352 7,618 State and local taxes 3,163 2,169 Accrued other 874 1,006 Total $ 25,073 $ 31,883 NOTE 5 – PROPERTY AND EQUIPMENT Property and equipment as of October 29, 2021 and October 30, 2020, consist of the following: 2021 2020 Tools and dies $ 15,415 $ 13,896 Machinery and equipment 33,237 30,811 Buildings and improvements 3,191 3,054 Furniture and fixtures 2,878 2,661 Construction in progress 3,628 1,402 Total 58,349 51,824 Less accumulated depreciation (42,359) (36,928) Property and equipment, net $ 15,990 $ 14,896

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 15. NOTE 5 – PROPERTY AND EQUIPMENT (Continued) Depreciation expense for the years ended October 29, 2021 and October 30, 2020 was $5,480 and $5,011, respectively. NOTE 6 – DEBT Debt as of October 29, 2021 and October 30, 2020, consists of the following: 2021 2020 Term loan $ 423,938 $ 179,641 Second term loan - 59,035 Less: Original issue discount (3,956) - Less: Current portion of long-term debt (4,250) (5,200) Less: Unamortized financing costs (4,263) (1,834) Total long-term debt $ 411,469 $ 231,642 On November 24, 2020, the Company entered into an Amended Finance Agreement with the existing lender with a maturity date of December 20, 2023. The Company borrowed $90,000 at closing and incurred financing costs of $3,781. As part of the financing, the Company paid an cash dividend to the holders of Common Stock in the amount equal to $880.89 per share totaling $87,317. The Company also paid compensation expense totaling $12,833 to the option holders of the Company. On May 7, 2021, the Company refinanced all of its outstanding debt with a new lender by entering into a $458,000 credit facility comprised of a $425,000 term loan (the “Credit Agreement”) and a $33,000 revolving facility maturing May 7, 2028. The Company borrowed $442,000 at closing and incurred a one percent original issue discount of $4,250 and deferred financing cost of $4,580. Loss on the settlement resulting from unamortized deferred costs of previous debts totaled $3,926. As part of the financing, the Company paid an cash dividend to the holders of Common Stock in the amount equal to $737.91 per share totaling $73,146. The Company also paid $10,750 to the option holders of the Company. The distributions are recorded on the accompanying Balance Sheet as $74,964 return of capital and $85,499 as a reduction to stockholders’ equity (deficit). The $23,583 payment to option holders is recorded as selling, general and administrative expenses on the accompanying consolidated statements of operations and comprehensive income. Loans under the Credit Agreement shall be either an Alternate Base Rate (ABR) Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a ABR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Term Loan is made until repaid, at a rate per annum equal to the ABR plus 4.00%. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the interest period in effect for the Term Loan plus 5.00%. At October 29, 2021 all borrowings outstanding under the Credit Agreement bore interest at 5.75%. (Effective Borrowing Rate of .75%, plus a margin of 5.00%).

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 16. NOTE 6 – DEBT (Continued) The Credit Agreement also provides a maximum letter of credit commitment of $3 million (letters of credit for $1,400 and $1,800 were outstanding on October 29, 2021 and October 30, 2020, respectively) and requires payment of a letter of credit fee on all outstanding letters of credit at a rate 4.875% per annum. Additionally, the Company pays a commitment fee equal to 0.50% per annum of the unused amount available under the Credit Agreement. Under the terms of the Credit Agreement, the Company may make voluntary prepayments on the Term Loan with the amounts being applied first to reduce scheduled installments occurring within the next 24 months in direct order of maturity and second to reduce the remaining installments on a pro rata basis. Amounts prepaid may not be reborrowed. The Credit Agreement also specifies a mandatory prepayment at the end of each fiscal year in an amount determined based on excess cash flow, as defined in the agreement. Under the terms of the Credit Agreement, the mandatory prepayment of excess cash flow was waived for the year ended October 29, 2021. The Credit Agreement contains various covenants, including the requirement not to exceed a maximum leverage ratio. The Credit Agreements are secured by substantially all of the assets of the Company. The Company is in compliance with all financial covenants at October 29, 2021 and October 30, 2020. Under the terms of the Credit Agreement, the Company is required to pay consecutive quarterly installments on the Term Loan beginning October 29, 2021 in the amount of .25% of the principal debt. Long-term debt maturities under the credit agreements are as follows: Fiscal Years Ending October 2022 $ 4,250 2023 4,250 2024 4,250 2025 4,250 2026 4,250 2027 and after 402,688 $ 423,938 NOTE 7 – DERIVATIVES The Company uses forward currency exchange contracts to hedge risks related to some of its vendor contracts, which require the Company to make payments based on Yuan. As of October 29, 2021 and October 30, 2020, the Company had twenty-five and twenty-six outstanding forward currency exchange contracts (based on the Yuan) which will settle monthly, with a final contract set to settle in June 2022 and October 2021 respectively. The fair value of the contracts at October 29, 2021 and October 30, 2020 was $1,255 and $2,231 and is recorded in other current assets in the accompanying consolidated balance sheet. The fair value is determined using available market information or other appropriate valuation methodologies and is classified as level 2 as defined in the authoritative guidance.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 17. NOTE 8 – INCOME TAXES Income tax expense for the years ended October 29, 2021 and October 30, 2020, consists of the following: 2021 2020 Continuing operations: Current – federal and state $ 5,886 $ 7,548 Deferred tax expense (benefit) (1,033) 1,522 Total continuing operations 4,853 9,070 Discontinued operations: Current – federal and state (7) (191) Income tax expense $ 4,846 $ 8,879 The reconciliation of income tax expense computed at the U.S. federal statutory tax rate to the Company’s effective income tax expense is as follows: 2021 2020 US tax at statutory rate $ 3,816 $ 6,737 State income taxes net of federal tax benefit 1,221 1,407 Permanent differences 98 2,083 Foreign rate differential 184 78 Return true up 100 (56) Credits (279) (269) Other (71) (15) Deferred tax adjustment (223) 639 163J valuation allowance release - (1,724) Total provision for income taxes $ 4,846 $ 8,880 Income tax expense for continuing and discontinued operations varied from the amount computed utilizing the statutory federal income tax rate, primarily due to state income taxes, foreign taxes, tax credits, and permanent differences. Income tax expense for the year is allocated to continuing operations, discontinued operations, and other comprehensive income using the incremental approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 18. NOTE 8 – INCOME TAXES (Continued) The tax effects of significant items comprising the Company’s net deferred taxes as of October 29, 2021 and October 30, 2020, are as follows: 2021 2020 Assets Liabilities Assets Liabilities Long-term deferred tax assets (liabilities) Allowance for bad debts and returns $ 498 $ - $ 514 $ - Inventory reserves 1,282 - 673 - Accrued expenses 284 - 288 - Product warranty and other liabilities 1,514 - 2,124 - Prepaid expenses and other - (85) - (76) State taxes - (88) (118) - Pension and postretirement - - - - obligations 1,607 - 3,126 - Property and equipment - (923) (990) - Intangibles - (3,112) - (4,200) Stock compensation 491 - 706 - Product warranty and other liabilities 335 - 335 - Other - (217) (316) - Interest Expense 312 - - - Gross deferred income taxes 6,323 (4,425) 6,342 (4,276) Less valuation allowance - - - - Total $ 6,323 $ (4,425) $ 6,342 $ (4,276) ***Of the $1,898 and $2,066 net long-term deferred income taxes, $198 was recorded in long-term assets of discontinued operations on the accompanying consolidated balance sheet. The Company has assessed the need for a valuation allowance against the deferred tax assets at October 29, 2021 and October 30, 2020, and no provision was established as it is more likely than not the deferred tax assets will be fully realized. The total amount of unrecognized tax benefits can change due to audit settlements, tax examination activities, lapse of applicable statutes of limitations, and the recognition and measurement criteria under the guidance related to accounting for uncertainty in income taxes. The Company is unable to estimate what this change could be within the next 12 months, but does not believe it would be material to its consolidated financial statements. The Company recognizes interest and penalties accrued for unrecognized tax benefits in income tax expense in the accompanying consolidated statements of operations. During the years ended October 29, 2021 and October 30, 2020, the Company recognized $0 of interest and penalties. The Company is subject to taxation in the United States and various states and foreign jurisdictions. None of the foreign jurisdictions are material individually or in the aggregate to the consolidated financial statements. With few exceptions, as of October 30, 2021, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2017.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOIDATED FINANCIAL STATEMENTS
October 29, 2021 and October 30, 2020
(Dollars in thousands, except per share data)

NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan covering approximately half of all employees. The plan provides pension benefits that are based on time of service and the employee's salary. The Company's funding policy for the plan is to make at least the actuarially computed required minimum contribution to the plan. Contributions provide for current benefits as well as expected future benefits. The Company invests in equity funds, mutual funds, and cash equivalents to fund the plan. These investments are administered by the trustee, Principal Trust Company. The Company is responsible for the oversight of the plan and approving the investment policy and reviewing the management of the plan assets. Plan assets are invested to maximize returns within acceptable levels of risk. Target allocations are reviewed on a quarterly basis and adjusted based on market conditions. The investment policies and underlying objectives, as well as manager performance are also reviewed periodically. The Company uses the services of an investment manager to review fund performance and make recommendations.

As of October 29, 2021 and October 30, 2020, the Company's asset allocations by asset category are as follows:

	2021			2020		
	Plan Assets	Percentage	Target	Plan Assets	Percentage	Target
Equity securities	$ 18,174	77%	70%	$ 14,678	78%	70%
Debt securities	2,227	9%	15%	1,105	6%	15%
Other	3,236	14%	15%	3,122	16%	15%
Total	$ 23,637	100%	100%	$ 18,905	100%	100%

As of October 29, 2021 and October 30, 2020, the fair values of the underlying investments comprising the pension assets of $8,699 and $6,882, respectively, were classified as Level 1 as defined in the authoritative guidance in ASC 820 as fair value was determined based on observable market data. The Plan's assets are invested in equity securities that consist primarily of publicly traded U.S. and international companies; fixed-income securities consisting primarily of corporate bonds, government securities, and common collective funds, as well as cash and cash equivalents.

Pooled separate accounts: The fair values of participation units held in pooled separate accounts ("PSA") are based on their net asset values, as reported by the managers of the pooled separate accounts and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. Each PSA provides for daily redemptions by the Plan with no advance notice requirements, and has redemption prices that are determined by the fund's net asset value per unit. Large blend equity PSA's primarily invest in U.S. equities of large market caps that appear to show attractive valuations to provide long-term capital appreciation. Mid-cap blend equity PSA's primarily invest in U.S. equities of mid-sized market caps that appear to show attractive valuations to provide long-term appreciation. Small-cap equity PSA's primarily invest in U.S. equities of small-sized market caps that appear to show attractive valuations to provide long-term appreciation.

Foreign Equity blend PSA's primarily invest in equities from international markets to provide long-term grown of capital seeking long-term growth by investing in typically at least 30 countries throughout the world, including emerging markets, with no restriction on investment percentage to any one country.

(Continued)

19.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 20. NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued) The Company’s pension assets using the fair value hierarchy are classified as follows: 2021 Level 1 Total Asset classes: Equity securities, domestic and international $ 6,472 $ 6,472 Corporate and government fixed income 2,227 2,227 Pooled separate accounts* - 11,702 Total $ 8,699 $ 20,401 2020 Level 1 Total Asset classes: Equity securities, domestic and international $ 5,777 $ 5,777 Corporate and government fixed income 1,105 1,105 Pooled separate accounts* - 8,901 Total $ 6,882 $ 15,783 *Investments measured at fair value using net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. Fully benefit-responsive investment contracts: The Plan holds fully benefit-responsive investment contracts that are reported at contract value, which is generally the amount a participant would receive if he or she would initiate a withdrawal or transfer from the contract under the provisions of the Plan. Contract value represents contributions made to the contract, plus earnings, less participant withdrawals and administrative expenses. The contract value of the Plan’s fully benefit-responsive investment contracts, by general type, are presented below: 2021 2020 Traditional investment contract $ 3,236 $ 3,122 Traditional Guaranteed Investment Contract: The Plan holds a fully benefit-responsive investment contract with New York Life Insurance Company (“New York Life”; Issuer). New York Life maintains the contributions in its general account. The Issuer guarantees the Plan a return of principal and interest under the terms of the contract. The interest crediting rate is updated quarterly semi-annually based upon contract provisions. New York Life’s general account is credited with earnings on the underlying investments and is charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investments at contract value. Participants may deposit and withdraw on a daily basis at contract value. Participants may also transfer to other investment options in the plan. Transfer restrictions may exist for any plan offering competing funds. Competing funds may include money market funds, short-term bond funds, self directed brokerage options, or other stable value funds. The Company also provides certain health care and life insurance benefits for eligible retired employees and eligible dependents. The Company’s postretirement health care and life insurance plans currently are accrued but unfunded. Additionally, the Company provides a supplemental executive retirement plan (SERP) to certain employees who are members of a select group of management or highly compensated employees.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOIDATED FINANCIAL STATEMENTS
October 29, 2021 and October 30, 2020
(Dollars in thousands, except per share data)

NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued)

The plan is provided to supplement retirement benefits, which are limited under the tax-qualified defined benefit plan. The nonqualified plan is currently accrued but unfunded.

In connection with the MidOcean Acquisition, the Company recognized the projected or accumulated benefit obligations, as applicable, in excess of existing plan assets on the date of acquisition, thereby eliminating any previously existing unrecognized net gain or loss and any unrecognized prior service cost.

Prior to October 29, 2010, the Board of Directors authorized the freezing of benefits under the defined benefit pension plan. The amendment to freeze the benefits was executed and announced to the participants subsequent to October 29, 2010, and became effective January 1, 2011.

The change in the benefit obligations for the years ended October 29, 2021 and October 30, 2020, as well as the funded status of the plans as of October 29, 2021 and October 30, 2020 (measurement date of October 30) are as follows:

2021	Defined Benefit	Other Benefits	
		Postretirement	SERP
Change in projected benefit obligation:			
Projected benefit obligation, October 30, 2020	$ (23,445)	$ (975)	$ (6,864)
Service cost	-	(8)	-
Interest cost	(594)	(25)	(173)
Actuarial gain/(loss)	(20)	90	102
Benefits paid	1,093	34	396
Projected benefit obligation, October 29, 2021	(22,966)	(884)	(6,539)
Change in plan assets:			
Fair value of plan assets, October 30, 2020	18,905	-	-
Actual return on plan assets	5,109	-	-
Employer contributions	716	34	396
Benefits paid	(1,093)	(34)	(396)
Fair value of plan assets, October 29, 2021	23,637	-	-
Funded status at year end (underfunded)	$ 671	$ (884)	$ (6,539)
Amounts recognized in the consolidated balance sheets:			
Accrued expenses	$ -	$ -	$ -
Pension and other postretirement benefit obligations	671	(884)	(6,539)
Net amount recognized in the accompanying balance sheets	$ 671	$ (884)	$ (6,539)
Amounts recognized in accumulated other comprehensive income:			
Total net (gain)/loss	$ 1,792	$ (247)	$ 1,930
Prior service cost	-	-	8
Net amount recognized in accumulated other comprehensive income	$ 1,792	$ (247)	$ 1,938

Actuarial gains as of October 29, 2021 were primarily a result of an increase in the discount rate.

(Continued)

21.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 22. NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued) 2021 Defined Other Benefits Benefit Postretirement SERP Components of amounts recognized in other comprehensive income: Net (gain)/loss $ (4,119) $ (90) $ (102) Amortization of prior service cost - - (9) Amortization of net gain/(loss) (479) 9 (84) Amounts recognized in other comprehensive income $ (4,598) $ (81) $ (195) These amounts are recognized in current accumulated other comprehensive income which on a net of tax basis equates to $(3,559). 2021 Defined Other Benefits Benefit Postretirement SERP Components of net periodic benefit cost for the year ended October 29, 2021: Service cost $ - $ 7 $ - Interest cost 594 25 173 Expected return on plan assets (970) - - Amortization of prior service cost 479 (9) 9 Amortization of net (gain)/loss - - 84 Net periodic benefit cost $ 103 $ 23 $ 266 The tax benefit in 2021 for the amortization of pension cost in other comprehensive income was $146. 2020 Defined Other Benefits Benefit Postretirement SERP Change in projected benefit obligation: Projected benefit obligation, November 1, 2019 $ (22,681) $ (1,058) $ (6,093) Service cost - (10) (61) Interest cost (685) (31) (182) Actuarial gain/(loss) (1,143) 79 (924) Benefits paid 1,064 45 396 Projected benefit obligation, October 30, 2020 (23,445) (975) (6,864) Change in plan assets: Fair value of plan assets, November 1, 2019 18,635 - - Actual return on plan assets 540 - - Employer contributions 794 45 396 Benefits paid (1,064) (45) (396) Fair value of plan assets, October 30, 2020 18,905 - - Funded status at year end (underfunded) $ (4,540) $ (975) $ (6,864) Actuarial loss as of October 30, 2020 was primarily a result of a decrease in the discount rate.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 23. NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued) 2020 Defined Other Benefits Benefit Postretirement SERP Amounts recognized in the consolidated balance sheets: Accrued expenses $ - $ - $ - Pension and other postretirement benefit obligations (4,540) (975) (6,864) Net amount recognized in the accompanying balance sheets $ (4,540) $ (975) $ (6,864) Amounts recognized in accumulated other comprehensive income: Total net (gain)/loss $ 6,390 $ (166) $ 2,116 Prior service cost - - 17 Net amount recognized in accumulated other comprehensive income $ 6,390 $ (166) $ 2,133 Components of amounts recognized in other comprehensive income: Net (gain)/loss $ 1,553 $ (79) $ 924 Amortization of prior service cost - - (9) Amortization of net gain/(loss) (330) - (292) Amounts recognized in other comprehensive income $ 1,223 $ (79) $ 623 These amounts are recognized in current accumulated other comprehensive income which on a net of tax basis equates to $1,290. 2020 Defined Other Benefits Benefit Postretirement SERP Components of net periodic benefit cost for the year ended October 30, 2020: Service cost $ - $ 10 $ 61 Interest cost 685 31 183 Expected return on plan assets (951) - - Amortization of prior service cost 330 - 9 Amortization of net (gain)/loss - - 292 Net periodic benefit cost $ 64 $ 41 $ 545 The tax benefit in 2020 for the amortization of pension costs in other comprehensive loss was $171.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOIDATED FINANCIAL STATEMENTS
October 29, 2021 and October 30, 2020
(Dollars in thousands, except per share data)

NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued)

During fiscal 2022, the Company expects to make contributions of approximately $1,200, $42 and $390 to its defined benefit pension plan, postretirement plan, and SERP, respectively. The following future benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Years Ending	Defined Benefit	Other Benefits Postretirement	Other Benefits SERP
2022	$ 1,200	42	390
2023	1,220	42	480
2024	1,220	49	480
2025	1,220	49	470
2026	1,220	50	460
Thereafter	6,030	230	2,170
	$ 12,110	$ 462	$ 4,450

The significant assumptions used in the actuarial computations to determine the obligations as of October 29, 2021 and October 30, 2020, are as follows:

	Pension Benefits	Post-Retirement	SERP
Year Ended October 29, 2021			
Discount rate	2.65%	2.65%	2.65%
Rate of compensation increase	N/A	N/A	N/A
Year Ended October 30, 2020			
Discount rate	2.60%	2.60%	2.60%
Rate of compensation increase	N/A	N/A	N/A

The significant assumptions used to determine net pension or postretirement cost for the years ended October 29, 2021 and October 30, 2020, are as follows:

	Pension Benefits	Post-Retirement	SERP
Year Ended October 29, 2021			
Discount rate	2.60%	2.60%	2.60%
Expected return on plan assets	6.50%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A
Year Ended October 30, 2020			
Discount rate	3.10%	3.10%	3.10%
Expected return on plan assets	6.50%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A

(Continued)

24.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 25. NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS (Continued) The discount rate for the defined benefit plan is developed based on the rate at which the obligations could be effectively settled. The rate is determined using a model that considers rates of a hypothetical portfolio of high quality corporate bonds that mirror the forecasted benefit payments in the future. In deriving the expected return on plan assets for the defined benefit plan, the Company analyzes historical and future expected returns of multiple asset classes to develop a risk-free real rate of return and risk premiums for each asset class. The overall rate for each asset class was developed by combining a long-term inflation component, the risk-free real rate of return, and the associated risk premium. A weighted average is developed based on those overall rates and the target asset allocation of the plan. Assumed health care cost-trend rates have a significant effect on the amounts reported for the health care postretirement plan. The assumed health care cost-trend rate used in measuring the accumulated postretirement benefit obligation is 7.00% for 2023, 6.50% for 2024, 6.25% for 2025, 6.00% for 2026, 5.75% for 2027, 5.50% for 2028, 5.25% for 2029, 5.00% for 2030, 4.75% for 2031, and 4.50% for 2032 and thereafter. A 1% increase in the assumed health care cost-trend rate would increase the accumulated postretirement benefit obligation and the service and interest cost by approximately $94 and $4, respectively. A 1% decrease in the assumed health care cost-trend rate would decrease the obligation and the service and interest cost by approximately $81 and $3, respectively. The Company also has a defined contribution plan and makes matching contributions. The Company matches a participant’s contributions on a fixed matching schedule, up to a maximum employer contribution of 4% of the participant’s annual salary. Contributions for this plan were $527 and $579 for the years ended October 29, 2021 and October 30, 2020. In addition, certain employees participate in a profit-sharing plan. The Company’s contribution to this plan is determined, at the discretion of the Board of Directors, on an annual basis. There were no contributions to the plan during the years ended October 29, 2021 and October 30, 2020. NOTE 10 – LEASES The Company leases certain automobiles, warehouse space, and various equipment under operating leases. The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of October 29, 2021 are as follows: Years Ending 2022 $ 3,937 2023 2,903 2024 2,837 2025 2,702 2026 423 $ 12,802 Total rent expense under operating leases was approximately $4,602 and $4,997 for the years ended October 29, 2021 and October 30, 2020.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 26. NOTE 11 – LITIGATION, COMMITMENTS, AND CONTINGENCIES The Company is involved in various claims and matters of litigation that arise in the normal course of business. Management believes the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial statements. In connection with the MidOcean Acquisition, the Company entered into employment agreements with several key executives of the Company. The agreements specify an initial term of employment ranging from three to five years. The term automatically extends for an additional three to five-year period, as applicable, unless the Company terminates the agreement in writing 180 days prior to the end of the initial term. If the Company terminates the employee anytime during the term for cause or the employee voluntarily resigns, the employee is entitled to their base salary and benefits earned under the agreement through the date of termination. The employee is not entitled to bonus amounts or severance pay. If the employee is terminated for any reason other than cause or disability, the employee is entitled to their base salary and benefits earned under the agreement through the date of termination, excluding any bonus amounts, and they are entitled to severance pay constituting a continuation of their current base salary for up to 24 months following the date of termination. The agreements also contain a noncompete clause, which encompasses the term of the employment agreement and covers an additional period of one to two years after the termination of the agreement. NOTE 12 – MAJOR CUSTOMERS AND CONCENTRATIONS OF RISK The Company’s products are distributed primarily throughout North America, mainly in the United States, to leading retailers, including home centers, mass merchants, and specialty retail outlets. Sales to the Company’s three largest customers represented 49.3% and 58.5% of total sales for the years ended October 29, 2021 and October 30, 2020, respectively and comprised 49.6% and 68.4% of the Company’s accounts receivable at October 29, 2021 and October 30, 2020, respectively. The Company’s credit risk is limited primarily to receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. More than 50% of the Company’s suppliers are located throughout the People’s Republic of China. NOTE 13 – RELATED PARTIES The Company maintains a professional services agreement with MidOcean US Advisor, L.P. (“MidOcean”), a related party, whereby the Company will pay MidOcean a management fee of $750 annually, plus expenses in exchange for financial advisory, strategic planning, and industry research services. During the years ended October 29, 2021 and October 30, 2020, the Company incurred management fees and various advisory expenses totaling approximately $1,094 and $1,137, respectively.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 27. NOTE 14 – CAPITAL STRUCTURE AND STOCK OPTION PLAN Capital Structure: In connection with the MidOcean Acquisition, the Company issued 100,000 shares of common stock with $0.01 par value per share. The common stockholders are entitled to one vote per share on all matters to be voted on by the Company’s stockholders. During years preceding fiscal 2011, the Company redeemed 526 shares of common stock for $1,000 per share. In fiscals 2020, 2019, 2018 and 2015, the Company redeemed 1,017, 203, 125 and 1,000 shares of common stock, respectively, which are held in treasury and reflected as treasury stock in the accompanying consolidated statements of stockholders’ equity (deficit). On April 20, 2017 and November 5, 2019, the Company paid an extraordinary cash dividend to the Common Shareholders of the Company in amounts equal to $751.93 per share totaling $74,693 and $616.50 per share totaling $61,241, respectively. As mentioned in Note 5, on November 24, 2020 and May 7, 2021, the Company paid extraordinay cash dividends to the Common Shareholders of the Company in amounts equal to $880.89 per share totaling $87,317 and $737.91 per share totaling $73,146, respectively. The Company accounts for employee stock based compensation under ASC 718, Compensation - Stock Compensation. This guidance requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value method of each option award is estimated using a trinomial options-pricing model. The trinomial model is a lattice type option-pricing model introduced in 1986 by P.P. Boyle. The trinomial model requires the Company to develop certain estimates for assumptions used in the model. Because the Company is a nonpublic entity, it is not practicable to estimate the expected volatility of its share price since there is not sufficient historical information about past volatility, or other information, on which to base a reasonable and supportable estimate of expected volatility. In this situation, the guidance requires a nonpublic entity to estimate an expected volatility for its equity share options and similar instruments by substituting the historical volatility of comparable companies. The Company selected publicly traded entities, which it believes has similar characteristics, and computed a volatility rate over the expected term of the awards. The risk-free interest rate used was based on the yields currently available on one-year, two-year, five-year, seven-year, and 10-year U.S. Treasury bonds. The expected term of the options represents the period of time that the options granted are expected to be outstanding. The Company uses historical employee terminations data to estimate the forfeiture rate used in the valuation model. The Company does not expect to pay any dividends over the life of the options. During the years ended October 29, 2021 and October 30, 2020 no grants were authorized or issued by the Company.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 28. NOTE 14 – CAPITAL STRUCTURE AND STOCK OPTION PLAN (Continued) The information regarding outstanding options as of and for the years ended October 29, 2021 and October 30, 2020, with regard to the Plan is as follows: 2021 2020 Outstanding — beginning of year 14,375 15,686 Granted - - Reissued after forfeiting - - Forfeited and reissued - - Exercised - (807) Forfeited and canceled - (504) Outstanding — end of year 14,375 14,375 Vested and exercisable at end of year 5,304 5,304 Weighted-average fair value of options granted during the year $ - $ - Weighted-average exercise price on all outstanding options $ 530 $ 530 Weighted-average remaining contractual life for outstanding options - - Weighted-average remaining contractual life for options exercisable - - No options options vested during the years ended October 29, 2021 and October 30, 2020. The weighted- average fair value of any nonvested options as of October 29, 2021 and October 30, 2020, approximates $68.23 - $265.06. Total compensation expense was $0 and $5 for the years ended October 29, 2021 and October 30, 2020. Share-based compensation costs are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. As of October 29, 2021 and October 30, 2020, there was $0 and $0 of unrecognized compensation cost related to stock options granted under the Plan. NOTE 15 – DISCONTINUED OPERATIONS During fiscal 2013, management and the Board of Directors approved a plan to discontinue the operations related to the Home Environment business unit, which primarily sold thermostats, humidifiers, air purifiers and bath fans. As a result, the business unit is classified as discontinued operations in the accompanying consolidated financial statements for the years ended October 29, 2021 and October 30, 2020. The assets and liabilities related to Home Environment have been separately classified in the accompanying consolidated balance sheets as of October 29, 2021 and October 30, 2020. During Fiscal 2020, management and the Board of Directors approved a plan to close the Brazil entity known as Hunter Fan Brazil, a subsidiary of Hunter Fan Company. As a result, the reporting unit is classified as discontinued operations in the accompany consolidated financial statements in accordance with SFAS No 144.

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) (Continued) 29. NOTE 15 – DISCONTINUED OPERATIONS (Continued) A summary of all discontinued operations for the years ended October 29, 2021 and October 30, 2020 is as follows: 2021 2020 Revenues $ (5) $ 1,281 Cost of sales 2 1,241 Gross income/(loss) (3) 40 Selling, general, and administrative (22) (518) Other expenses - (232) Loss from discontinued operations before income tax benefit (25) (710) Income tax benefit 7 191 Loss from discontinued operations $ (18) $ (519) A summary of assets and liabilities of discontinued operations as of October 29, 2021 and October 30, 2020 is as follows: 2021 2020 ASSETS Other assets: Prepaid expenses and other assets $ 198 $ 198 Total assets 198 198 LIABILITIES Current liabilities: Accrued expenses 307 310 Total current liabilities 307 310 Long-term liabilities: Product warranty 347 347 Total long-term liabilities 347 347 Total liabilities $ 654 $ 657

MIDOCEAN HUNTER HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOIDATED FINANCIAL STATEMENTS October 29, 2021 and October 30, 2020 (Dollars in thousands, except per share data) 30. NOTE 16 – SUBSEQUENT EVENTS Management has performed an analysis of activities and transactions subsequent to December 15, 2021 to determine the need for any adjustments to or disclosures within the financial statements for the year ended October 29, 2021. Management has performed their initial analysis through December 15, 2021, the date the financial statements were originally available to be issued. Management considered subsequent events related to the reissuance of the October 29, 2021 financial statements to include the adjustments related to the impacts of applying the Private Company Council Alternative (“PCC”) to amortize goodwill through April 11, 2022 the date the financial statements were available to be reissued. On January 24, 2022, the Company was acquired by Griffon Corporation. The aggregate consideration was approximately $845 million, subject to customary adjustments. All outstanding debt was paid with the transaction. NOTE 17 – REVISIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS These revised consolidated financial statements are prepared in order to meet the requirements prescribed in Regulation S-X (as a result of the January 24, 2022 acquisition by Griffon Corporation. described in Note 16 – Subsequent Events), which specifies the form and content of the consolidated financial statements and related notes. These consolidated financial statements are intended to replace in their entirety, the original audited consolidated financial statements for the years ended October 29, 2021 and October 30, 2020 that were available to be issued on December 15, 2021. Reclasses and additional disclosures were made to comply with Regulation S-X. Additiionally, changes have been made to those previously issued financial statements for the years ended October 29, 2021 and October 30, 2020 as detailed below. The Company originally accounted for its goodwill under the PCC alternative, which allowed the Company to assess for impairment if triggering events occurred and amortize the amount ratably over a 10-year period. Gross goodwill was previously recorded of approximately $102,711 in connection with an April 16, 2007 change in control and October 4, 2019 acquisition, which was previously amortized. As a result, these consolidated financial statements have been updated to reflect the reversal of approximately $10,290 of amortization expense for each of the years ended October 29, 2021 and October 30, 2020, and the cumulative impact to total shareholders’ equity (deficit) was approximately $80,097 as of October 29, 2021. In addition, historical goodwill impairment testing was reperformed over goodwill under the new basis of accounting. The policy disclosures reflected in Note 2 – Summary of Significant Accounting Policies are inclusive of the new policies applied by the Company.